Exhibit 99.1

(Translation)

August 5, 2016

Company Name:	Acucela Inc.
Title and Name of Representative:	Ryo Kubota, Chairman,
President and Chief Executive Officer
(TSE Mothers: Code 4589)
Contact:	Tomomi Sukagawa,
Director, Japan Office, Acucela Inc.
TEL: 81-03-5789-5872 (main)
Address and Name of Agent:	Ken Takahashi
Baker & McKenzie
(Gaikokuho Joint Enterprise)
TEL:81-03-6271-9900

Outline of Strategic Plan and Revisions to Earnings Forecasts

Acucela Inc. is a clinical stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. In 2015, the Company disclosed that its Strategic Plan is to focus on the development of an innovative portfolio of ophthalmology products through both internal research and development efforts and the pursuit of external partnerships, in-licensing and M&A opportunities. In May 2016, Acucela announced the top-line results of the completed Phase 2b/3 study of Emixustat in patients with GA secondary to dry AMD. The study did not meet its primary endpoint and on June 13, 2016 we received written notice from Otsuka Pharmaceutical Co., Ltd, or Otsuka, terminating in their entirety the Emixustat collaboration agreement, or the Emixustat Agreement, and the OPA-6566 collaboration agreement, or the OPA Agreement. In accordance with the terms of the respective agreements, the terminations were effective on June 27, 2016, or the Termination Date. Upon the termination of the Emixustat Agreement, the Company refined its Strategic Plan, described below in greater detail. Based on this Strategic Plan and the Company’s recent business performance and business developments, the Company has revised the earnings forecast announced on March 9, 2016.

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1: Outline of Strategic Plan

The Strategic Plan focuses on leveraging Acucela’s internal research and development efforts and its expertise in visual cycle modulation, or VCM, to expand its ophthalmic product pipeline. As part of the Strategic Plan, Acucela is pursuing external partnerships, in-licensing and M&A opportunities to develop certain of its proprietary preclinical compounds. Acucela’s goal is to develop an innovative portfolio of ophthalmology products. Key elements of its strategy to achieve this goal are:

•
Establish the therapeutic benefit of Emixustat[1]. Acucela’s Emixustat is designed to specifically target a key enzyme in retinal pigment epithelium cells to potentially treat and slow the progression of certain retinal diseases. Acucela is currently evaluating Emixustat in an ongoing

Exhibit 99.1

Phase 2 clinical trial in patients with diabetic retinopathy initiated in the second quarter of 2016, and it is planning to initiate a clinical trial evaluating Emixustat in patients with Stargardt disease by early 2017. Acucela is considering plans to initiate or support clinical studies with Emixustat for the treatment of other ophthalmic conditions.

•
Establish the therapeutic benefit of lanosterol. Lanosterol, an endogenous product, has been found in preclinical experiments to resolve lens opacification in cataracts. Acucela is currently conducting preclinical studies and developing an ocular formulation of lanosterol suitable for human use with the aim to initiate a Phase 1/2 clinical study in patients with cataract in late 2017 or early 2018.

•
Establish the therapeutic benefit of the optogenetic technology. Acucela licensed a gene therapy technology from the University of Manchester in the United Kingdom to express human rhodopsin in specific retinal cells to restore vision in patients who lost photoreceptors due to retinitis pigmentosa, or RP. Acucela is currently designing and testing different gene and viral constructs with the aim to initiate a Phase 2 clinical study in 2018 in patients with very limited visual function due to RP.

•
Expand the ophthalmic product pipeline through internal research, M&A, and additional partnering or in-licensing opportunities. Acucela intends to expand its product pipeline through our internal drug discovery and development efforts, as well as license or otherwise acquire the rights to potential new ophthalmic product candidates. For in-licensed product candidates, Acucela seeks to obtain POC with limited and defined resources and, if successful, would evaluate opportunities to work with a collaborator for further development of such product candidates.

(Financial Outlook)

As a result of Otsuka's termination of the Emixustat Agreement, Acucela’s revenues are expected to significantly decrease in the near-term. As Acucela continues to execute its Strategic Plan, the Company expects its total research and development expenses to increase in absolute dollars as it pursues development of its product candidates in multiple indications and executes in-licensing transactions resulting in potential upfront and milestone payments. In the near-term, Acucela anticipates increased general and administrative expenses related to the proposed Redomicile Transaction.

Note 1: As of the Termination Date, rights granted by the Company to Otsuka pursuant to the Emixustat Agreement reverted to the Company. In addition, the Company and Otsuka have certain post-termination obligations as set forth in the Emixustat Agreement, including Otsuka’s responsibility for the cost of certain wind-down development activities for a six month period following the date of the termination notice. Effective on the Termination Date, Otsuka granted to the Company a perpetual, fully paid-up, non-exclusive license, with the right to grant sublicenses, under certain Otsuka intellectual property and data that are necessary or useful in the development, manufacture and commercialization of Emixustat.

The Emixustat Agreement requires the Company to pay a low single-digit percentage royalty to Otsuka based on net sales of approved products resulting from the Company’s continued development and commercialization of Emixustat after the Termination Date. Such royalties will be capped at an amount equal to the total amount of the development costs and research costs already funded by Otsuka prior to the Termination Date, with interest.

Exhibit 99.1

2: Revisions to the Forecast for the Earnings for 2016

(Unit: US$ and ¥ in thousands, except for % and per share data, see Note 1)

	Revenue from collaborations (low)	Revenue from collaborations (high)	Loss from operations (low)	Loss from operations (high)	Income (loss) before income tax (low)	Income (loss) before income tax (high)	Net loss (low)	Net loss (high)
Previous Forecast (A)	$25,000	$27,500	$(37,440)	$(36,940)	$(36,940)	$(35,740)	$(36,940)	$(35,740)
	¥2,572,750	¥2,830,025	¥(3,852,950)	¥(3,801,495)	¥(3,801,495)	¥(3,678,003)	¥(3,801,495)	¥(3,678,003)
Revised Forecast (B)	$8,300		$(38,300)		$(36,900)		$(36,900)
	¥854,153		¥(3,941,453)		¥(3,797,379)		¥(3,797,379)
Change (B-A)	$(16,700)	$(19,200)	$(860)	$(1,360)	$40	$(1,160)	$40	$(1,160)
	¥(1,718,597)	¥(1,975,872)	¥(88,503)	¥(139,958)	¥4,116	¥(119,376)	¥4,116	¥(119,376)
Percentage Change (%) - omitted where not meaningful	(66.8)%	(69.8)%	—%	—%	—%	—%	—%	—%

	Net loss per share (low)[2]	Net loss per share (high)[2]
Previous Forecast (A)	$(0.99)	$(0.96)
	¥(102)	¥(99)
Revised Forecast (B)	$(0.98)
	¥(101)
Change (B-A)	$0.01	$(0.02)
	¥1	¥(2)
Percentage Change (%) - omitted where not meaningful	N/A	N/A

(Note 1): The earnings forecast of the Company is based on U.S. dollar amounts. Amounts in parenthesis are converted amounts (JPY in thousands except for per share amounts) at the rate of 1 USD = ¥102.91, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2016 for the sake of convenience.

(Note 2): Net loss per share was computed for the previous 2016 forecast using 37,389,967 weighted average shares for expected basic shares outstanding and for the revised 2016 forecast using 37,508,741.

Reasons for revisions

Revenue from collaborations. Revenue from collaborations to date has been generated primarily by our research and development activities based on our collaboration and licensing agreements with Otsuka Pharmaceutical Co., Ltd, or Otsuka.

On June 13, 2016, the Company received written notice from Otsuka stating that Otsuka had elected to terminate in their entirety the Emixustat Agreement and the OPA Agreement. Pursuant to the terms of the Emixustat Agreement, Otsuka continues to be responsible for the cost of certain wind-down development activities for a six month period following the date of the termination notice. As a result of the Otsuka termination, the Company’s forecast was revised to adjust for the revenue associated with the clinical trials for

Exhibit 99.1

Emixustat resulting in a reduction in revenue of $16.7 million (¥1718.6 million) to $19.2 million (¥1975.9 million).

Operating loss. The $0.9 million (¥88.5 million) to $1.4 million (¥140.0 million) increase in operating loss is mainly due to the revenue loss following the termination of the Emixustat Agreement. Revenues under this agreement consisted of reimbursement of expenses incurred for third party services and fees for Acucela employees that worked on the clinical trial. Note that in accordance with Acucela’s Strategic Plan, employees that previously provided services under the Emixustat Agreement have been reassigned to new research programs that currently do not generate revenue, which has resulted in an increase in research and development costs that is not offset by corresponding revenues. However, the impact on profit level has been mitigated in part by Acucela’s cost reduction efforts for non-research and development costs, following the termination of the Agreement.

Loss before income tax. Loss before income tax is $0.04 million (¥4.1 million) less than the previous low forecast and $1.2 million (¥119.4 million) more than the previous high forecast, which is mainly attributable to the revenue loss following the termination of Emixustat Agreement and an increase in research and development costs, partially offset by cost reduction efforts. Projected interest income has been increased by $0.2 to $0.9 million as a result of better than expected returns on the investment portfolio.

Net loss and net loss per share. Net loss is $0.04 million (¥4.1 million) less than the previous low forecast and $1.2 million (¥119.4 million) more than the previous high forecast, which is mainly attributable to the revenue loss following the termination of Emixustat Agreement and an increase in research and development costs, partially offset by cost reduction efforts. Net loss per share is $0.01 (¥1) less than the previous 2016 low forecast and $0.02 (¥2) more than the previous 2016 high forecast.

Cautionary Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s Strategic Plan and execution thereof, anticipated clinical development activities and timing thereof and the Company’s anticipated financial and operating results. Such forward-looking statements typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although the Company believes that its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. For example, (1) the Company may be adversely affected by other economic, business, and/or competitive factors; (2) the Company’s investigational product candidates may not demonstrate the expected safety and efficacy; (3) the Company’s pre-clinical development efforts may not yield additional product candidates; (4) any of the Company’s or its collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; and (5) new developments in the intensely competitive ophthalmic pharmaceutical market may require changes in the Company’s clinical trial plans or limit the potential benefits of its investigational product candidates, as well as the other risks identified in the Company’s filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of the Company described in the “Risk Factors” section of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company from time to time with the SEC. All forward-looking statements included in this document are based upon information available to the Company on the date hereof, and the Company does not assume any obligation to update or revise any such forward-looking statements.

Exhibit 99.1

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance or events and circumstances reflected in those statements will be achieved or will occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. You should read the documents we have filed with the SEC for more complete information about the Company. These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at ir.acucela.com.